EXHIBIT 1

JOINT FILING STATEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of this Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, no par value, of Bellus Health Inc., and further agree to the filing of this agreement as an Exhibit thereto.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: January 23, 2023

POWER CORPORATION OF CANADA
By:	/s/ Stephane Lemay
	Name:	Stephane Lemay
	Title:	Vice President, General Counsel and Secretary

POWER SUSTAINABLE CAPITAL INC.
By:	/s/ Delia Cristea
	Name:	Delia Cristea
	Title:	General Counsel and Secretary